UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Sections 13 or 15(d) of the
Securities Exchange Act of 1934

March 4, 2003
Date of Report (Date of earliest event reported)

CYBERGUARD CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number: 0-24544

Florida (State or Other Jurisdiction of Incorporation)	65-0510339 (I.R.S. Employer Identification No.)

2000 West Commercial Boulevard, Suite 200, Fort Lauderdale, Florida (Address of principal executive offices)	33309 (Zip Code)

(954) 958-3900
(Registrant’s telephone number, including area code)

Item 2. Acquisition or Disposition of Assets.

     On March 4, 2003, CyberGuard Corporation, a Florida corporation (“Company”), completed the acquisition of certain assets of NetOctave, Inc., a Delaware corporation (“NetOctave”), pursuant to an Asset Purchase Agreement dated January 22, 2003 (“Agreement”).

     The consideration to NetOctave was approximately $1.5 million in cash and stock. The $1.5 million consideration consisted of: (a) cash of $300,000, (b) a contingent payment of up to $450,000 if the Company sells certain specified NetOctave products following the date of the Agreement, and (c) 107,419 shares of the Company’s Common Stock valued at $750,000 (based upon the average closing price of the Common Stock over a ten-day period prior to the date of the Agreement). NetOctave was granted certain registration rights pertaining to the Common Stock it received in the transaction. The purchase price was determined through arms-length negotiations between representatives of the Company and NetOctave. The Company’s general corporate funds were the source of the funds used to fund the cash portion of the purchase price.

     NetOctave is a manufacturer of security processors and accelerator boards and cards for the secure sockets layer (“SSL”) and Internet protocol security (“IPSec”) markets. CyberGuard acquired from NetOctave, among other things, certain intellectual property, personal property, inventory, supplies and accounts receivable.

     The foregoing description is qualified in its entirety by the full text of the Agreement, which is included as Exhibit 2.1 hereto and incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (a)  Financial Statements of Businesses Acquired.

     The financial statements required by this item are not included in this report on Form 8-K. Such financial statements will be filed by amendment to this report on Form 8-K as soon as they are available, but in no event later than sixty (60) days after the date that the initial report on Form 8-K must be filed.

     (b)  Pro Forma Financial Information.

     The pro forma financial information required by this item is not included in this report on Form 8-K. Such pro-forma financial information will be filed by amendment to this report on Form 8-K as soon as it is available, but in no event later than sixty (60) days after the date that the initial report on Form 8-K must be filed.

     (c)  Exhibits.

Exhibit No.	Descriptions

2.1	Asset Purchase Agreement dated January 22, 2003 by and between NetOctave, Inc. and CyberGuard Corporation.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYBERGUARD CORPORATION

By: /s/ SCOTT J. HAMMACK

Scott J. Hammack Chief Executive Officer
Date: March 13, 2003

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